Exhibit 99.1

Press Release April 19, 2021

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Reports Record First Quarter 2021 Results

FORT WAYNE, INDIANA, April 19, 2021 / PRNewswire /

First Quarter 2021 Performance Highlights:

▪	Near-record steel shipments of 2.8 million tons and record steel fabrication shipments of 184,000 tons
▪	Record net sales of $3.5 billion
▪	Record operating income of $594 million and record net income of $431 million
▪	Strong cash flow from operations of $262 million and record adjusted EBITDA of $664 million

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced first quarter 2021 financial results. The company reported first quarter 2021 net sales of $3.5 billion and net income of $431 million, or $2.03 per diluted share. Excluding the impact from the following item, the company’s first quarter 2021 adjusted net income was $445 million, or $2.10 per diluted share.

▪	Costs of approximately $20 million, or $0.07 per diluted share (net of capitalized interest), associated with construction of the company’s Sinton Texas Flat Roll Steel Mill growth investment

Comparatively, prior year first quarter net sales were $2.6 billion, with net income of $187 million, or $0.88 per diluted share. The company’s sequential fourth quarter 2020 earnings were $0.89 per diluted share and adjusted earnings were $0.97 per diluted share, excluding refinancing costs of $0.04 per diluted share, construction costs related to the Texas steel mill of $0.05 per diluted share, a non-cash asset impairment charge of $0.06 per diluted share, and a tax benefit related to the reduction of a valuation allowance of $0.06 per diluted share.

“The team delivered a tremendous first quarter performance, achieving record quarterly net sales, operating income and adjusted EBITDA,” said Mark D. Millett, President and Chief Executive Officer. “Our first quarter 2021 operating income increased 130 percent sequentially to $594 million, with adjusted EBITDA of $664 million. Numerous individual operating and financial records were attained — a truly amazing achievement and a testament to the passion and dedication of our team. Based on their performance, we achieved solid cash flow from operations of $262 million in the first quarter 2021, while at the same time supporting increased working capital needs, meaningfully growing our business through significant organic growth investments, increasing our quarterly cash dividend by four percent, and maintaining strong liquidity of over $2.4 billion.

“During the first quarter, steel demand remained robust and product pricing gained momentum across our entire steel platform. Higher flat roll steel selling values were the most significant drivers for our record quarterly earnings, as demand strength and historically low customer inventories throughout the supply chain supported prices. Domestic steel consumption remained strong from the automotive, construction and industrial sectors, and energy has shown some signs of rebounding.

“Despite the challenges of the pandemic, as a result of our safety culture and spirit of excellence among our teams, our first quarter 2021 segment operating results were once again phenomenal,” continued Millett. “First quarter operating income from our steel operations was a record $641 million and our metals recycling operations nearly doubled their earnings sequentially, as improved domestic steel mill utilization increased ferrous scrap demand. Our steel fabrication operations also displayed a solid performance, achieving record quarterly shipments and ending March with a record order backlog that is over 50 percent higher than our previous high point, as we head into the summer construction season.”

First Quarter 2021 Comments

First quarter 2021 operating income for the company’s steel operations was a record $641 million, or 115 percent higher than sequential fourth quarter results, due to significant metal spread expansion and near-record steel shipments. Record flat roll and strong long product steel realized selling values, more than offset higher scrap input costs. The first quarter 2021 average external product selling price for the company’s steel operations increased $227 sequentially to $1,041 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills increased $93 sequentially to $372 per ton.

As domestic steel production continued to rise in the quarter, demand and pricing for recycled scrap significantly improved. Ferrous prime scrap pricing indices increased approximately $170 per gross ton during the first quarter. As a result, first quarter 2021 operating income from the company’s metals recycling operations nearly doubled to $54 million, compared to the sequential fourth quarter.

The company’s steel fabrication operations reported operating income of $10 million in the first quarter 2021, over 60 percent lower than the sequential fourth quarter results. Notwithstanding achieving record quarterly shipments, earnings declined as significantly higher steel input costs more than offset higher realized selling values, due to the timing of matching a six-month backlog to more current higher-priced steel inputs. Lower earnings are not a reflection of weaker demand, as order activity is extremely strong and customers continue to be optimistic concerning non-residential construction projects. The company’s steel fabrication order backlog is at a record level at the end of March, 85 percent higher than its previous peak. Steel joist and deck product pricing has also strengthened significantly to record levels due to the strong demand environment and higher steel input costs.

Outlook

“We remain confident that market conditions are in place to benefit the domestic steel industry in 2021 and beyond,” said Millett. “While global economies are still recovering from the shock of COVID-19, we are seeing strong steel demand coupled with extremely low customer steel inventory throughout the supply chain. The automotive sector has experienced the strongest recovery, despite the electronic chip shortage, and the construction, equipment and transportation sectors are also strong. Our order entry continues to be robust across our businesses, and when coupled with historically low inventories, supports continued strong steel selling values. We believe this momentum will continue throughout the year and that our second quarter 2021 earnings will be even higher than our record first quarter 2021 results. We also believe U.S. trade policies and existing steel trade cases will continue to moderate steel imports. Based on strong domestic steel fundamentals and customer optimism, we continue to be confident regarding North American steel market dynamics. This positive environment coupled with our strategic growth initiatives provide firm drivers for our further growth in the coming years.

“We and our customers continue to be extremely excited about our Sinton Texas Flat Roll Steel Mill investment. It represents transformational competitively-advantaged strategic growth, with associated long-term value creation for all of our stakeholders. The facility is designed to have product capabilities beyond that of existing electric-arc-furnace (EAF) flat roll steel producers, competing even more effectively with the higher-carbon emitting integrated steel model and foreign competition, providing a broader steel portfolio and a climate-conscious supply option for our customers. Construction continues to go well and remains within our expected project cost of $1.9 billion, with plans to commence steel production late summer 2021. We have targeted specific regional steel consuming markets and are competitively located close to these areas, with an opportunity to also displace foreign steel imports. We have executed agreements with several customers to co-locate on our site, currently representing over 1.3 million tons of annual steel consumption and processing capabilities, and we are still in discussion with others. Our recent acquisition of a Mexican scrap company is also providing a key support for Sinton’s ferrous scrap needs.

“Additionally, as recently announced, we are planning to add four additional value-added flat roll steel coating lines comprised of two paint lines and two galvanizing lines with Galvalume® coating capability. The sites for these lines are still to be determined but two lines comprised of one paint line and one galvanizing line will be located in the Southern U.S., to provide Sinton with the same diversification and higher-margin product capabilities as our Butler and Columbus Flat Roll Steel divisions. The estimated investment for these two lines is $225 million, with a combined annual coating capacity of 540,000 tons. The other two lines will have the same annual coating capacity with an estimated investment between $175 million and $200 million. They will be located in the Midwest to support the growing demand for coated flat roll steel products and to further increase the diversification and cash generation capacity of our existing Midwest flat roll steel operations. Our unique operating culture, coupled with our considerable experience in successfully constructing and operating highly-profitable EAF steel mills and flat roll steel coating lines, positions us well to execute these strategic growth initiatives. Based on our current estimates, we believe these four lines will likely begin operating sometime in the second half of 2022.

“Our commitment is to the health and safety of our teams, families, and communities, while meeting the current and future needs of our customers. Our culture and business model continue to positively differentiate our performance from the rest of the industry, and we are in a place of strength. We are competitively positioned and focused to generate long-term sustainable value for all of our stakeholders,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss first quarter 2021 operating and financial results on Tuesday, April 20, 2021, at 10:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on April 26, 2021.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not a guarantee of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and steel imports, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as the COVID-19 pandemic; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other resources are subject to volatile market conditions; (7) compliance with and changes in environmental and remediation requirements; (8) increased regulation associated with the environment, climate change, greenhouse gas emissions and sustainability; (9) significant price and other forms of competition from other steel producers, scrap processors and alternative materials; (10) availability of an adequate source of supply for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance, (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment.

More specifically, refer to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact:  Investor Relations — +1.260.969.3500

 Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Three Months
	March 31,		Ended
	2021	2020	Dec. 31, 2020
Net sales	$3,544,597	$2,575,100	$2,601,245
Costs of goods sold	2,744,331	2,159,871	2,158,992
Gross profit	800,266	415,229	442,253

Selling, general and administrative expenses	149,781	112,898	137,018
Profit sharing	48,848	21,454	19,404
Amortization of intangible assets	7,438	7,191	7,672
Asset impairment charges	-	-	19,409
Operating income	594,199	273,686	258,750

Interest expense, net of capitalized interest	17,269	28,019	20,206
Other expense (income), net	10,071	(2,589)	17,727
Income before income taxes	566,859	248,256	220,817

Income tax expense	128,104	57,420	23,867
Net income	438,755	190,836	196,950
Net income attributable to noncontrolling interests	(8,248)	(3,496)	(9,107)
Net income attributable to Steel Dynamics, Inc.	$430,507	$187,340	$187,843

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$2.04	$0.88	$0.89

Weighted average common shares outstanding	211,015	213,254	210,599

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$2.03	$0.88	$0.89

Weighted average common shares and share equivalents outstanding	212,254	214,024	212,052

Dividends declared per share	$0.26	$0.25	$0.25

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,245,165	$1,368,618
Accounts receivable, net	1,366,463	971,918
Inventories	2,217,534	1,843,548
Other current assets	67,744	74,363
Total current assets	4,896,906	4,258,447

Property, plant and equipment, net	4,340,411	4,105,569

Intangible assets, net	317,139	324,577

Goodwill	456,378	457,226

Other assets	117,062	119,743
Total assets	$10,127,896	$9,265,562
Liabilities and Equity
Current liabilities
Accounts payable	$1,134,672	$769,455
Income taxes payable	52,969	2,386
Accrued expenses	392,322	400,052
Current maturities of long-term debt	81,226	86,894
Total current liabilities	1,661,189	1,258,787

Long-term debt	3,016,200	3,015,782

Deferred income taxes	602,185	536,288

Other liabilities	113,125	106,479
Total liabilities	5,392,699	4,917,336

Commitments and contingencies

Redeemable noncontrolling interests	163,614	158,614

Equity
Common stock	648	648
Treasury stock, at cost	(1,614,866)	(1,623,747)
Additional paid-in capital	1,202,945	1,207,392
Retained earnings	5,134,398	4,758,969
Accumulated other comprehensive income	5,667	1,902
Total Steel Dynamics, Inc. equity	4,728,792	4,345,164
Noncontrolling interests	(157,209)	(155,552)
Total equity	4,571,583	4,189,612
Total liabilities and equity	$10,127,896	$9,265,562

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	March 31,
	2021	2020
Operating activities:
Net income	$438,755	$190,836

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86,919	80,259
Equity-based compensation	17,040	17,844
Deferred income taxes	66,744	5,927
Other adjustments	(662)	(264)
Changes in certain assets and liabilities:
Accounts receivable	(394,545)	(154,072)
Inventories	(374,588)	44,505
Other assets	5,828	(1,541)
Accounts payable	360,681	51,596
Income taxes receivable/payable	59,593	52,385
Accrued expenses	(3,574)	(76,194)
Net cash provided by operating activities	262,191	211,281

Investing activities:
Purchases of property, plant and equipment	(309,863)	(217,535)
Purchases of short-term investments	-	(149,359)
Proceeds from maturities of short-term investments	-	192,340
Other investing activities	390	518
Net cash used in investing activities	(309,473)	(174,036)

Financing activities:
Issuance of current and long-term debt	297,441	216,261
Repayment of current and long-term debt	(304,284)	(235,757)
Dividends paid	(52,729)	(51,481)
Purchase of treasury stock	-	(106,529)
Other financing activities	(16,598)	(6,152)
Net cash used in financing activities	(76,170)	(183,658)

Decrease in cash, cash equivalents, and restricted cash	(123,452)	(146,413)
Cash, cash equivalents, and restricted cash at beginning of period	1,374,122	1,387,397
Cash, cash equivalents, and restricted cash at end of period	$1,250,670	$1,240,984

Supplemental disclosure information:
Cash paid for interest	$11,315	$8,785
Cash paid for income taxes, net	$2,142	$518

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	First Quarter
	2021	2020	Q4 2020
External Net Sales
Steel	$2,510,684	$1,941,706	$1,870,841
Steel Fabrication	256,985	220,936	217,977
Metals Recycling	470,007	291,856	347,022
Other	306,921	120,602	165,405
Consolidated Net Sales	$3,544,597	$2,575,100	$2,601,245
Operating Income
Steel	$641,439	$292,746	$297,682
Steel Fabrication	9,895	29,204	25,067
Metals Recycling	53,933	8,326	27,035
	705,267	330,276	349,784

Non-cash amortization of intangible assets	(7,438)	(7,191)	(7,672)
Profit sharing expense	(48,848)	(21,454)	(19,404)
Non-segment operations	(54,782)	(27,945)	(44,549)
Non-cash asset impairment charges	-	-	(19,409)
Consolidated Operating Income	$594,199	$273,686	$258,750

Adjusted EBITDA
Net income	$438,755	$190,836	$196,950
Income taxes	128,104	57,420	23,867
Net interest expense	16,815	21,790	19,853
Depreciation	77,888	71,733	75,787
Amortization of intangible assets	7,438	7,191	7,672
Noncontrolling interest (a)	(8,422)	(3,496)	(2,352)
EBITDA	660,578	345,474	321,777
Non-cash adjustments
Unrealized (gains) losses	(6,852)	(1,262)	2,629
Inventory valuation	109	859	1,078
Equity-based compensation	10,210	10,812	18,746
Asset impairment charges	-	-	19,409
Refinancing charges	-	-	3,059
Adjusted EBITDA	$664,045	$355,883	$366,698
Other Operating Information
Steel
Average external sales price (Per ton) (b)	$1,041	$774	$814
Average ferrous cost (Per ton melted) (c)	$372	$267	$279

Flat Roll shipments
Butler and Columbus Flat Roll divisions	1,496,531	1,584,264	1,447,125
Steel Processing divisions (d)	422,850	405,981	413,756
Long Product shipments
Structural and Rail Division	478,687	434,882	435,364
Engineered Bar Products Division	200,628	189,801	164,735
Roanoke Bar Division	136,420	140,222	126,163
Steel of West Virginia	87,158	92,032	83,303
Total Shipments (Tons)	2,822,274	2,847,182	2,670,446

External Shipments (Tons) (b)	2,410,817	2,495,164	2,299,310

Steel Mill Production (Tons)	2,476,939	2,535,233	2,273,273
Metals Recycling
Nonferrous shipments (000's of pounds)	280,809	272,078	271,552
Ferrous shipments (Gross tons)	1,395,843	1,192,144	1,341,316
External ferrous shipments (Gross tons)	437,182	393,651	446,233
Steel Fabrication
Average sales price (Per ton)	$1,406	$1,356	$1,351
Shipments (Tons)	184,243	163,312	162,825

(a) Quarter ended March 31, 2021 and December 31, 2020, net of income tax expense of $175 and benefit of ($2,348), respectively
(b) Represents all steel operations
(c) Represents ferrous cost per ton melted at our six electric arc furnace steel mills
(d) Includes Heartland, The Techs, and United Steel Supply operations